EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) between ZENITH NATIONAL INSURANCE CORP., a Delaware corporation (hereinafter referred to as “Zenith”), and STANLEY R. ZAX (hereinafter referred to as “Employee”) is hereby amended and restated in its entirety effective on the last date of execution set forth below (the “Effective Date”).

RECITALS

WHEREAS, Employee is presently employed as Chairman of the Board of Zenith Insurance Company, a subsidiary of Zenith, pursuant to a written Employment Agreement originally dated as of December 9, 1981, which agreement has been extended and modified from time to time, and is also employed as Chairman of the Board and President of Zenith and is an officer of certain of its other subsidiaries (Zenith and all of its subsidiaries collectively referred to hereinafter as “Employer”); and

WHEREAS, Zenith and Employee deem it in their respective best interests to extend the term of said Employment Agreement at the present time and modify certain other provisions thereof;

NOW, THEREFORE, it is agreed as follows:

1.                                      Amended and Restated Employment Agreement.  The Agreement is hereby amended and restated in its entirety and the term thereof is hereby extended as hereinafter provided.

2.                                      Engagement and Duties.  During the Term of Employment as defined in Paragraph 3 of this Agreement:

2.1   Employer hereby employs Employee and Employee does hereby agree to be employed by Employer as Chairman of the Board, President and Chief Executive Officer of Zenith and in such other capacities at Zenith and at each of the corporations which comprise Employer as shall hereafter be agreed upon by Employee, the Board of Directors of Zenith (“Board”) and the boards of directors of such other corporations.

2.2   Employee shall perform the normal duties of such offices and such other executive duties as may from time to time be assigned to him by and in accordance with instructions and directions of the Board.  Both Employee and Employer hereby expressly recognize that the services described herein shall be performed to the reasonable satisfaction of the Board.

2.3   Employee shall perform the duties contemplated hereunder at his principal office located in Los Angeles County, California; provided, however, Employee shall travel outside Los Angeles County to the extent he reasonably deems it necessary or appropriate in the performance of his duties hereunder.

2.4   Employee, during the Term of Employment, shall devote his time, attention, energies, skill and best efforts to the performance of his duties for and on behalf of Employer.

3.                                      Term of Employment.  The term of employment hereunder shall be a period commencing on the Effective Date and terminating December 31, 2012 (“Expiration Date”), unless sooner terminated as elsewhere provided herein (“Term of Employment”).

4.                                      Compensation.  As full and complete consideration for the performance of his duties and the rendition of any and all services under this Agreement, Employee shall be compensated as follows:

4.1   Employee shall be paid Two Million Five Hundred Thousand Dollars ($2,500,000) per year, subject to such increases as the Compensation Committee of the Board (“Compensation Committee”) may from time to time determine (“Base Compensation”).

4.2   In addition to the Base Compensation, Employee shall be eligible for such bonuses under Zenith’s Executive Officer Bonus Plan as may be awarded by the Compensation Committee pursuant to the plan, and may also be awarded discretionary bonuses by the Compensation Committee.

4.3   All compensation hereunder shall be paid by Employer, as may be allocated by Employer from time to time among the different corporations which comprise Employer, and shall comply with all relevant governmental directives, rules and regulations which may be in effect from time to time.  All Base Compensation shall be payable ratably twice each month, or more or less often in accordance with the normal payroll practices of Employer.

5.                                      Business Expenses.  Employee shall be reimbursed for reasonable and necessary expenses duly incurred in connection with the duties to be performed and the services to be rendered by Employee to Employer under and pursuant to this Agreement, upon submission of itemized expense statements in the manner and at times specified by Employer for officers of Employer.  In addition, Employee shall be entitled to the exclusive full time use of one deluxe automobile of his choice, to be replaced from time to time at Employee’s discretion.

6.                                      Employee Benefits.

6.1   Employee shall be entitled to participate in all employee insurance, retirement and other benefit plans for which he qualifies and which may be in effect from time to time.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or limit the right of Employer to discontinue, modify or amend any plan or benefit in its absolute discretion at any time, provided, however, that any such discontinuance, modification or amendment shall apply to employees of Employer generally, or to a defined group of such employees, and shall not apply solely to Employee.

6.2   Employee shall be entitled each year to vacation in accordance with standard employment practices, during which time his compensation shall be paid in full.  Each vacation shall be taken during a period mutually satisfactory to both Employer and Employee.

6.3   During the Term of Employment, Employer shall provide Employee with life insurance coverage with an aggregate face amount equal to at least $6,125,000, except for such lower amounts that may be consented to by Employee from time to time.  Employer shall also pay any taxes imposed on Employee by reason of receiving such life insurance coverage over the amount otherwise provided to Employee under the Employer’s standard group life insurance program.

6.4   The Board has adopted a policy that, for security reasons, Employee is to use the aircraft owned by Employer (the “Company Aircraft”) for all of his business and personal travel whenever possible.  Consistent with this policy, Employee shall be entitled to use the Company Aircraft for both business and personal travel provided that (i) Employee may only use the Company Aircraft for personal travel for up to 125 hours of flight time per calendar year unless otherwise determined by the Board and (ii) Employer shall impute income to Employee for such personal use based on the Standard Industry Fare Level (“SIFL”) rates in accordance with Internal Revenue Regulations section 1.61-21(g).

7.                                      Death During Employment.  If Employee should die during the Term of Employment, Employer shall pay (a) to Employee’s spouse, if living or (b) if his spouse is not then living, to his then living issue by right of representation or (c) if none of the above are then living, to his estate a cash lump sum payment equal to:  (1) one year’s Base Compensation at the rate in effect at his death and (2) one year’s bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of Employee’s death.)  In addition, for a period of two years from Employee’s death, Employer shall continue to provide Employee’s family with the same level of medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s death.

8.                                      Termination by Employer.

8.1   Termination by Employer due to Disability.  Should Employer terminate the Term of Employment prior to the Expiration Date due to “Disability” (as defined below) Employer shall pay to Employee a cash lump sum payment equal to:  (1) one year’s Base Compensation at the rate in effect at termination (reduced by any amounts payable to Employee pursuant to any long-term disability plan in effect at the time of such termination) and (2) one year’s bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of termination.)  In addition, for a period of two years from Employee’s termination of employment, Employer shall continue to provide Employee and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s termination of employment.

Definition of Disability.  For the purposes of this Agreement, “Disability” shall mean Employee’s absence from employment with the Employer which: (i) was due to his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) resulted from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and caused Employee to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Employer’s employees or (iii) qualifies as a disability under the Employer’s Long Term Disability Plan.

8.2   Termination by Employer For Cause.  Should Employer terminate the Term of Employment prior to the Expiration Date “For Cause” (as defined below), Employer shall pay to Employee in complete satisfaction of Employer’s obligations under this Agreement and without waiving any rights which it or its subsidiaries may have against Employee, the compensation which would otherwise be payable to him pursuant to Paragraph 4.1 of this Agreement up to the end of the month in which such termination occurs and Employer shall not be obligated to make any payments to Employee pursuant to Paragraph 4.2 of this Agreement.

Definition of For Cause.  For the purposes of this Agreement, “For Cause” shall mean (1) Employee’s willful failure to substantially perform his duties or any other willful and material breach of this Agreement by Employee (other than a failure or breach resulting from his incapacity due to physical or mental illness, injury or similar incapacity), which failure or breach is not cured after the passage of a reasonable period of time to cure contained in a written demand from the Board that specifically describes such failure or breach; (2) Employee’s participation in activities that are competitive with Employer’s business, which participation is not cured after the passage of a reasonable period of time to cure contained in a written demand from the Board that specifically describes such conduct; (3) Employee’s conviction of a felony; or (4) Employee’s violation of his duty to maintain confidentiality as required by Paragraph 15.

8.3   Termination by Employer other than due to Disability or For Cause.  Should Employer terminate the Term of Employment prior to the Expiration Date for any reason other than due to Disability pursuant to Paragraph 8.1 or For Cause pursuant to Paragraph 8.2, Employer shall pay to Employee a cash lump sum payment equal to:  (1) two years’ Base Compensation at the rate in effect at termination and (2) two years’ bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of termination.)   In addition, for a period of two years from Employee’s termination of employment, Employer shall continue to provide Employee and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s termination of employment.

9.                                      Termination by Employee.

9.1   Termination by Employee for Good Reason.  Should Employee terminate the Term of Employment prior to the Expiration Date for “Good Reason” (as defined below), Employer shall pay to Employee a cash lump sum payment equal to:  (1) two years’ Base Compensation at the rate in effect at termination and (2) two years’ bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of termination.)  In addition, for a period of two years from Employee’s termination of employment, Employer shall continue to provide Employee and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s termination of employment.

Definition of Good Reason.  For the purposes of this Agreement, “Good Reason” shall mean (a) material diminution in Employee Base Compensation; (b) material diminution in authority, duties, responsibilities or reporting relationship; (c) material diminution in the budget over which Employee has authority; (d) material change in geographic work location; or (e) any other material breach of this Agreement by Employer.

9.2   Other Termination by Employee.  Should Employee terminate the Term of Employment prior to the Expiration Date for any reason other than set forth above, Employee will not be entitled to the additional payments set forth above.  However, if Employee indicates in terminating the Term of Employment that he is retiring, Employer and Employee shall enter into the post-retirement consulting agreement set forth in Paragraph 11.

10.                               Prorated and Prior Year Bonus Payments.

10.1   If a termination under Sections 7, 8 or 9, other than under Section 8.2 (Termination by Employer For Cause) or under Section 9.2 (Other Termination by Employee) occurs in a given year on a date on or after July 1 of such year, Employee shall be entitled to receive a prorated bonus payment for such year .  The prorated bonus payment will be an amount that is (1) equal to the highest annual bonus paid to Employee for the three calendar years immediately preceding the year of termination and (2) prorated from the beginning of the year of termination to the date of termination.

10.2   If a termination under Sections 7, 8 or 9, other than under Section 8.2 (Termination by Employer For Cause) or under Section 9.2 (Other Termination by Employee) occurs after the end of a given year but before the annual bonus for such year has been paid, Employee shall be entitled to receive such annual bonus.  In the event the amount of the annual bonus has already been determined in good faith by the Compensation Committee prior to Employee’s termination, then the annual bonus paid to Employee shall be equal to the amount so determined.  If, however, the annual bonus for such year has not yet been so determined, then the amount of annual bonus shall be equal to the highest annual bonus paid to Employee for the three calendar years immediately preceding such given year.

10.3   It is agreed that the bonus amounts referred to in Section 10.1 and 10.2 above shall be in addition to the other bonus payments that may become payable pursuant to other sections of this Agreement.

11.                               Post-Retirement Consulting Agreement.  Notwithstanding anything in this Agreement to the contrary, upon (a) the retirement of Employee at any time prior to the Expiration Date or (b) upon the expiration of the Term of Employment at the Expiration Date, Employee and Employer shall enter into a consulting agreement substantially in the form attached hereto effective as of the date of such retirement or the Expiration Date, as applicable.

12.                               Change in Control.  In the event of a Change in Control (as defined below) at any time during the Term of Employment, all stock option rights, stock appreciation rights, restricted stock and any and all other similar rights theretofore granted to Employee shall vest and, if applicable, become exercisable in full.

For purposes of this Agreement, a Change in Control shall mean either (i) a merger or consolidation of Zenith with or into another company or corporation, other than (a) a merger or consolidation which would result in the voting securities of Zenith outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Zenith or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of Zenith (or similar transaction) in which no “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than 50% of the combined voting power of Zenith’s then outstanding securities; or (ii) an assignment of this Agreement by Zenith under the provisions of Paragraph 19.2 hereof; or (iii) the sale of all or substantially all of Zenith’s assets; or (iv) a change in the identities of a majority of the members of the Board within a one-year period or less; or (v) any other transaction which would require any party or affiliated group of parties to obtain approval from, or require such transactions to be presented for approval by, the California Insurance Commissioner (assuming there is no preemption of California insurance laws by Federal Law).

13.                               Excise Tax.  Notwithstanding anything to the contrary in this Agreement, in the event that Employee becomes entitled to severance payments, if any of the severance payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Zenith shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and other tax and Excise Tax upon the payment provided for herein, shall be equal to the Total Payments.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control or Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change in Control or any person affiliated with Employer or such person (which, together with severance payments, shall constitute “Total Payments”)), shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Zenith’s independent auditors and acceptable to Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount, within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Zenith’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee’s employment, Employee shall repay to Zenith, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Zenith shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-Up Payment shall be made not later than the fifth day following the date of termination of employment, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Zenith shall pay to Employee on such day an estimate, as determined in good faith by Zenith, of the minimum amount of such payments to which Employee is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination of employment.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Zenith to Employee, payable on the fifth (5th) business day after demand by Zenith (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Paragraph, Zenith shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Zenith has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

14.                               Acknowledgment of Peculiar Value of Services.

14.1   Employee acknowledges that the services which he has agreed to render during the Term of Employment under this Agreement are special, unique, unusual, extraordinary and of an intellectual character, and therefore are of peculiar value to Employer.

14.2   Employee further acknowledges that because of the character of said services the remedy at law for any breach by him of this Agreement may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit.  Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to Employer from such breach or threatened breach, including the recovery of damages from Employee.

15.                               Disclosure of Information.

15.1   Employee acknowledges that the list of Employer’s customers, as they may exist from time to time, and Employer’s trade secrets and other confidential information are valuable, special and unique assets of Employer’s business.  Employee will not, during or after the Term of Employment, disclose to any person, firm, corporation, association or any other entity or use for his own benefit, any list of Employer’s customers, or any part thereof, or any of Employer’s trade secrets or other confidential information, for any reason or purpose whatsoever.

15.2   Employee agrees that upon leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else, any and all memoranda, specifications, documents and in general any and all material relating to Employer’s business that he may have under his possession or control.

15.3   Employee recognizes that he will possess confidential information about other employees of Employer relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of Employer.  The Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to Employer in developing its products and in securing and retaining customers, and will be acquired by him because of his business position with Employer.  Employee agrees that, during the period ending on the last day of the one-year period following his termination of employment, he will not, directly or indirectly, solicit or recruit any employee of Employer for the purpose of being employed by him, or any business, individual, partner, firm, corporation or other entity that is then in competition with Employer (“Competitor”) on whose behalf he is acting as an agent, representative or employee.  The Employee further agrees that he will not convey any such confidential information or trade secrets about other employees of Employer to anyone affiliated with him or to any Competitor.

15.4   Employee further acknowledges that the remedy at law for any breach by him of the covenants contained in Paragraphs 15.1, 15.2 and 15.3 will be inadequate and that in the event of a breach, or threatened breach, by Employee of the covenants contained therein, Employer shall be entitled to an injunction restraining Employee from using, for his own benefit, and/or from disclosing, in whole or in part, the list of Employer’s customers, and/or Employer’s trade secrets or other confidential information, and/or from rendering any services to any person, firm, corporation, association or other entity to whom such a list and/or such trade secrets or other confidential information, in whole or in part, have been disclosed, or are threatened to be disclosed and such other declaratory relief as is proper to cause Employee to return to Employer any and all memoranda, specifications, documents and all other material relating to Employer’s business that he may have under his possession or control.  Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer from such breach or threatened breach, including the recovery of damages from Employee.  The provisions of this Paragraph 15 shall survive the expiration or termination, for any reason, of this Agreement and of Employee’s employment.

16.                               Attorney’s Fees.  In the event that any action at law or in equity, for injunctive or declaratory relief, is brought to enforce or interpret the provisions of this Agreement, if Employee is the prevailing party, he shall be entitled to reasonable attorney’s fees in addition to any other relief to which he may be entitled.

17.                               Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of California applicable to agreements executed and to be fully performed thereunder.

18.                               Notices.  Any notice required to be given hereunder shall be in writing sent by registered or certified mail, return receipt requested, to either Zenith or employee at the addresses listed below, or at such other addresses as either Zenith or Employee may hereafter designate in writing to the other:

To Zenith:	Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
Attention: Corporate Secretary

To Employee:	813 North Bedford Drive
Beverly Hills, California 90210

19.                               Assignment.

19.1   This Agreement and the rights, interests and benefits hereunder are personal to Employee and shall not be assigned, transferred, pledged or hypothecated in any way by Employee, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

19.2   Zenith shall have the right to assign this Agreement and to delegate all of its rights, duties and obligation hereunder, whether in whole or in part, to any parent, affiliate, successor, or subsidiary organization or company of Zenith or corporation with which Zenith may merge or consolidate or which acquires by purchase or otherwise all or substantially all of Zenith’s consolidated assets, but such assignment shall not release Employer from its obligations under this Agreement.

20.                               Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto related to the subject matter hereof and supersedes any and all prior agreements and understanding, whether oral or written between the parties.  This Agreement may only be modified by an agreement in writing executed by the Employee and one of Zenith’s duly authorized officers (other than Employee), with the approval of the Compensation Committee.

21.                               Waiver of Breach.  The waiver by Employee of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

22.                               Miscellaneous.

22.1   The titles of the paragraphs of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement.

22.2   The unenforceability or invalidity of any paragraph or subparagraph of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

22.3   Each party hereto shall make, execute and deliver such other instruments or documents as may be reasonably required in order to effectuate the purpose of this Agreement.

22.4   Employer shall also pay any additional amount necessary to reimburse Employee and/or his family for any taxes imposed solely by reason of receipt of life, medical, dental or vision insurance benefits following the Employee’s termination of employment or death, as applicable.

Notwithstanding the foregoing, Employer shall not provide any medical, dental or vision benefit otherwise receivable by Employee and/or his family pursuant to Paragraphs 7, 8.1, 8.3 and 9 if an equivalent benefit is actually received by the Employee and/or his family at any time during the period of coverage, and any such benefit actually received shall be reported to Zenith by the Employee and/or his family.

22.5   It is the understanding and intent of the parties hereto, and Employer represents and warrants, that no payment or distribution that could be made pursuant to the provisions of this Agreement constitutes an item of deferred compensation under Section 409A of the Code (“Deferred Compensation”).  Nevertheless, the following provision is included in this Agreement for technical compliance with 409A of the Code:

Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes “409A Deferred Compensation” and becomes payable by reason of the Employee’s termination of employment with the Employer will be made to the Employee unless Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  In addition, no such payment or distribution of 409A Deferred Compensation will be made to Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Paragraph 22.5 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments due under this

Agreement will be paid in accordance with the normal payment dates specified for them herein.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Woodland Hills, California, on the date indicated below.

ZENITH NATIONAL INSURANCE CORP.
(“Zenith”)

By:	/s/ Robert J. Mller
Robert J. Miller
Chairman
Compensation Committee

Date:	9-18-08

STANLEY R. ZAX (“Employee”)

/s/ Stanley R. Zax

Date:	9/22/08

[FORM OF] POST-RETIREMENT CONSULTING AGREEMENT

This POST-RETIREMENT CONSULTING AGREEMENT (the “Agreement”) is entered into as of the date set forth below by and between Zenith National Insurance Corp., a Delaware corporation (“Company”), and Stanley R. Zax (“Consultant”).

WHEREAS, Company acknowledges that Consultant has unique talents, knowledge and information that will be valuable to the Company in connection with the management of the Company following Consultant’s retirement and believes that it would be in the best interests of the stockholders of the Company following such retirement to continue to secure the services of Consultant during the period of this Agreement; and

WHEREAS, Company and Consultant acknowledge and understand the terms and conditions of the retention of Consultant as set forth herein, including the condition that Consultant agree to adhere to each of the various covenants and agreements contained herein and in consideration of the Company’s establishing a consulting relationship with Consultant, providing Consultant with continuing compensation for the purposes and in the manner set forth herein, Consultant has decided to enter into, and agree to be bound by, this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       ENGAGEMENT AS CONSULTANT.  The Company hereby engages Consultant, and Consultant hereby agrees to serve the Company, as an independent contractor, on the terms and conditions set forth herein.

2.                                       CONSULTING PERIOD.  The term (the “Term”) of this Agreement shall commence on the date Consultant retires from the employment of the Company (the “Effective Date”) and shall expire at the close of business on the fifth (5th) anniversary thereof (such expiration date being hereinafter referred to as the “Termination Date”), unless earlier terminated in accordance with Section 6 hereof; provided, that the provisions set forth in Sections 7 through 9 hereof shall remain in full force and effect for the Term.

3.                                       DUTIES.  During the Term, Consultant will make himself available to the Company and shall provide such consulting services to the Company as the Board of Directors of the Company or the Chief Executive Officer of the Company

may from time to time request.  Except as the parties may otherwise agree, for each twelve-month period during the Term commencing on the Effective Date, Consultant shall not be required to provide consulting services in excess of the following:

Year 1 —	100 hours per quarter
Year 2 —	75 hours per quarter
Year 3 —	50 hours per quarter
Year 4 —	25 hours per quarter
Year 5 —	10 hours per quarter

4.                                       PLACE OF PERFORMANCE.  Consultant may provide his consulting services hereunder by telephone consultation, written communication and/or fax as appropriate or at such locations as are acceptable to the Company; provided, however, Consultant shall not, without his prior consent, be required to render such services at any location more distant than thirty (30) miles from his residence or his principal place of business.

5.                                       COMPENSATION AND RELATED MATTERS.  As compensation for the services to be rendered by the Consultant hereunder, the Company shall make the following payments and provide the following benefits to the Consultant:

(a)                                  Consulting Fee.  As compensation for the services to be rendered by Consultant herein, the Company shall pay Consultant an annual fee in the following amounts, which amount shall be paid in accordance with the Company’s normal payroll policy (the “Consulting Fee”):

Year 1 —	$750,000
Year 2 —	$600,000
Year 3 —	$500,000
Year 4 —	$400,000
Year 5 —	$300,000

(b)                                 Reimbursement Of Expenses.  During the Term, the Company shall provide Consultant with (i) an office located in Los Angeles and commensurate in size and stature with the office provided to him pursuant to his employment with the Company as the Chairman of the Board, President and Chief Executive Officer, which office shall be subject to the approval of Consultant, (ii) a secretary, (iii) a car allowance in accordance with the Company’s policy with respect to senior executive officers of the Company, and (iv) continued coverage under the Company’s health insurance in accordance with the Company’s policy with respect to senior executive officers of the Company.  The Company shall reimburse Consultant for reasonable and necessary business expenses of Consultant incurred in connection with the performance of  Consultant’s duties, and which are consistent with such guidelines as the Company may from time to time establish with respect to senior executive officers of the Company.  All payments for reimbursement of such expenses shall be made to

Consultant upon the presentation to the Company of appropriate receipts or other documentation in accordance with the Company’s normal reimbursement procedures.

6.                                       TERMINATION.  Upon termination of Consultant’s engagement on the Termination Date (unless earlier terminated pursuant to this Section 6), this Agreement shall terminate, and the Company shall have no further obligation to Consultant except as set forth herein.

(a)                                  Termination By the Company Other than for Cause, Death or Disability.  The Company shall not be entitled to terminate this Agreement or terminate the services of Consultant at any time other than for Cause (defined below) or due to Consultant’s death or Disability (as defined below).  In the event the Company terminates this Agreement for any reason other than for Cause or due to Consultant’s death or Disability, the Company shall continue to provide Consultant with all the benefits set forth in the Agreement through the Term of the Agreement.

(b)                                 Termination for Cause, Death, Disability, or by Consultant for any Reason.  The Company shall be entitled to terminate this Agreement at any time for Cause or due to Consultant’s death or Disability.  The Consultant may terminate this Agreement only upon 90 days notice.  In the event of termination of this Agreement by the Company for Cause or due to Consultant’s death or by Consultant, Consultant (or his estate) shall be entitled to payment of any earned but unpaid Consulting Fee accrued through such termination; provided, however, in the event that Consultant fails or refuses to perform services under this Agreement (or, in the event of a Consultant’s breach of any or all of the covenants and agreements contained herein), the Company’s obligations pursuant to this Agreement shall terminate.  Following any such termination, Consultant shall not be entitled to receive any Consulting Fee or other payment provided for hereunder other than earned but unpaid Consulting Fees through the date of such termination.  Notwithstanding anything herein to the contrary, in the event of termination of this Agreement by the Company due to Consultant’s death or Disability, the Company shall continue to provide Consultant or his family/estate (as applicable) with all the benefits set forth in the Agreement through the Term of the Agreement.

(c)                                  Definitions.

(1)                                  “Cause” shall mean Consultant’s breach of any of his material obligations under this Agreement.

(2)                                  “Disability” shall mean Consultant is determined by the Board of Directors to be physically or mentally incapacitated such that he is unable to perform the services required to be performed under this Agreement.

7.                                       SEVERABILITY.  If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be construed to be enforceable to the full extent permitted by law.  In any event, the validity and enforceability of the other provisions of this Agreement shall not be affected.

8.                                       NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to Company:	Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
Attention: Corporate Secretary

If to Consultant:	813 North Bedford Drive
Beverly Hills, California 90210

Either party may change such party’s address for notices by notice duly given pursuant hereto.

9.                                       ATTORNEY’S FEES.  In the event that any action at law or in equity, for injunctive or declaratory relief, is brought to enforce or interpret the provisions of this Agreement, if Consultant is the prevailing party, he shall be entitled to reasonable attorney’s fees in addition to any other relief to which he may be entitled.

10.                                 GOVERNING LAW.  This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the state of California applicable to agreements executed and fully to be performed thereunder.

11.                                 ENTIRE AGREEMENT; MODIFICATION; WAIVER.  This Agreement (along with the employment agreement of which it is a part) constitutes the entire understanding between the parties hereto regarding the subject matter hereof, and may not be modified without the express written consent of the parties.  This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.  This Agreement and Consultant’s rights and obligations hereunder may not be modified, released, terminated or waived, in whole or in part, except by an instrument in writing signed by an executive officer of the Company.  The Company’s failure to assert, delay in asserting, or waiver of any right or remedy under this Agreement shall not impair, waive, or otherwise affect such right or remedy, or any other right or remedy.

12.                                 ASSIGNMENT.  This Agreement shall be binding upon each party and its heirs, executors, personal representatives, and successors and assigns.  Consultant’s duties and obligations under this Agreement shall not be assigned without the Company’s prior written approval of such assignment.  The Company shall have the right freely to assign this Agreement in its sole discretion and without Consultant’s prior approval of such assignment.

13.                                 VOLUNTARY AGREEMENT.  Consultant acknowledges and agrees that, prior to signing this Agreement, Consultant (i) received a copy of this Agreement, read such Agreement, and understood each of the terms and conditions of such Agreement; and (ii) had sufficient opportunity to consult with legal counsel of Consultant’s choice prior to signing this Agreement.  Consultant represents and warrants that Consultant does not rely and have not relied on any fact, representation, statement or assumption other than as specifically set forth in this Agreement, and Consultant enters into this Agreement freely, voluntarily, and without coercion.

14.                                 INDEPENDENT CONTRACTOR.  During the Consulting Period, Consultant shall be an independent contractor and not an employee of the Company and except as set forth herein, is not entitled to the benefits provided by the Company or its affiliates to its employees as an employee, including but not limited to coverage under any tax-qualified retirement plan. Accordingly, Consultant shall be responsible for payment of all taxes, including Federal and State income tax, Social Security tax, Unemployment Insurance tax and any other taxes or business license fees as required by virtue of Consultant’s activities hereunder.

15.                                 COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Woodland Hills, California, on the date indicated below.

ZENITH NATIONAL INSURANCE CORP.
(“Company”)

FORM ONLY
By:
As agent for and on behalf of the Company
and each and all of its Subsidiaries

Date:

FORM ONLY
By:
STANLEY R. ZAX (“Consultant”)

Date: